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                                                                EXHIBIT 3.1
                           U.S. HOME CORPORATION

                         CERTIFICATE OF RETIREMENT

                      (Pursuant to Section 243 of the
             General Corporation Law of the State of Delaware)


                  U.S. Home Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

                  DOES HEREBY CERTIFY:

                  FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted which identified shares of the capital stock of the Corporation, which, to the extent hereinafter set forth, have the status of retired shares (the "Retired Shares").

                  SECOND: The Retired Shares, which were either converted into an equal number of shares of the Corporation=s common stock, $.01 par value per share, or redeemed since the Corporation=s previous filing of a Certificate of Retirement with the Secretary of State of the State of Delaware on September 4, 1996, are identified as being an aggregate of One Hundred Twenty-Two Thousand Eight Hundred Sixty-Three (122,863) shares of Convertible Redeemable Preferred Stock, $0.10 par value per share (the A Convertible Redeemable Preferred Stock).

                  THIRD: That the Restated Certificate of Incorporation of the Corporation, as filed on June 18, 1993 with the Secretary of State of the State of Delaware, as amended (the A Restated Certificate), prohibits the reissue of the shares of Convertible Redeemable Preferred Stock when so retired and provides that such shares will be restored to the status of authorized but unissued shares of preferred stock of the Corporation without designation as to series; and pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate, it shall have the effect of amending the Restated Certificate so as to reduce the authorized number of shares of the Convertible Redeemable Preferred Stock to the extent of One Hundred Twenty-Two Thousand Eight Hundred Sixty-Three (122,863) shares, being the total number of shares retired pursuant to this Certificate of Retirement. As a result of such amendment, the aggregate number of authorized but unissued shares of Preferred Stock shall not be reduced and the authorized number of shares of Convertible Redeemable Preferred Stock shall be reduced to Eighty-Four Thousand Three Hundred Forty-Three (84,343) shares.

                  FOURTH: The capital of the Corporation shall not be reduced by or in connection with the retirement of the shares of Convertible Redeemable Preferred Stock.


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                  IN WITNESS  WHEREOF,  the  Corporation  has  caused  this
Certificate to be signed by Isaac Heimbinder, its Co-Chief Executive Officer and President, this 16th day of June, 1997.



                          By: /s/ Isaac Heimbinder
                              ---------------------------------
                              ISAAC HEIMBINDER
                              Co-Chief Executive Officer and President